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                     STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-11


                                 TERMS AGREEMENT
                                 ---------------

                                                        Dated:   July 27, 2001



To: Structured Asset Securities Corporation, as Depositor, under the Trust Agreement dated as of July 1, 2001 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:        Series 2001-11.
------------------

Terms of the Series 2001-11 Certificates: Structured Asset Securities Corporation, Series 2001-11 Mortgage Pass-Through Certificates, Class 1-A1, Class 1-A2, Class 1-A3, Class 1-A5, Class 1-A6, Class 1-A7, Class 1-A8, Class 1-A9, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A5, Class 2-AP, Class A4, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of six pools of fixed rate, fully amortizing and balloon, conventional, first lien residential mortgage loans (the "Mortgage Loans"). Only the Class 1-A1, Class 1-A2, Class 1-A3, Class 1-A5, Class 1-A6, Class 1-A7, Class 1-A8, Class 1-A9, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A5, Class 2-AP, Class A4, Class B1, Class B2, Class B3 and Class R Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:    File Number 333-63602.
----------------------

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1-A1, Class 1-A2, Class 1-A3, Class 1-A5, Class 1-A6, Class 1-A7, Class 1-A8, Class 1-A9, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A5, Class 2-AP and Class A4 Certificates be rated "AAA" by Standard & Poor's Rating Services, Inc., a division of The McGraw-Hill Companies, Inc. ("S&P") and Fitch, Inc. ("Fitch") the Class R Certificate be rated "AAA" by S&P and Fitch; the Class B1 Certificates be rated "AA" by S&P; the Class B2 Certificates be rated "A" by S&P; and the Class B3 Certificates be rated "BBB" by S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered


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Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  July 1, 2001.
------------

Closing Date: 10:00 A.M., New York time, on or about July 30, 2001. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.



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         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                       LEHMAN BROTHERS INC.



                                       By: /s/ Joseph J. Kelly
                                           ------------------------------
                                           Name: Joseph J. Kelly
                                           Title:   Senior Vice President


Accepted:

STRUCTURED ASSET SECURITIES
     CORPORATION


By: /s/ Ellen V. Kiernan
    ----------------------
    Name: Ellen V. Kiernan
    Title:  Vice President


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                                   Schedule 1
                                   ----------


                       Class
                     Principal      Certificate    Purchase Price      CUSIP
   Class             Amount(1)     Interest Rate     Percentage        Number
------------------  ------------   -------------   --------------   -----------
1-A1..............  $42,926,000        6.50%            100%        86358R GJ 0
1-A2..............  $10,000,000        5.75%            100%        86358R GK 7
1-A3..............  $15,000,000        6.25%            100%        86358R GL 5
1-A5(2)...........           (3)       7.00%            100%        86358R GM 3
1-A6..............  $33,400,000        5.75%            100%        86358R GN 1
1-A7..............  $60,000,000        6.60%            100%        86358R GP 6
1-A8..............  $1,000,000         7.00%            100%        86358R GQ 4
1-A9(2) ..........          (3)        7.00%            100%        86358R GR 2
1-AP..............  $33,656            0.00%(4)         100%        86358R GS 0
2-A1..............  $50,634,000    Adjustable(5)        100%        86358R GT 8
2-A2(2)...........        (3)      Adjustable(5)        100%        86358R GU 5
2-A3(2)...........        (3)      Adjustable(5)        100%        86358R GV 3
2-A5(2)...........        (3)          8.50%            100%        86358R GW 1
2-AP..............  $757,582           0.00%(4)         100%        86358R GX 9
A4................  $19,500,000        6.75%            100%        86358R GY 7
B1................  $7,443,000      Variable(5)         100%        86358R GZ 4
B2................  $2,480,000      Variable(5)         100%        86358R HA 8
B3................  $1,984,000      Variable(5)         100%        86358R HB 6
R.................  $100               7.00%            100%        86358R GJ 0

------------

(1)   These balances are approximate, as described in the prospectus supplement.

(2) The Class 1-A5, 1-A9, 2-A2, 2-A3 and 2-A5 Certificates will be interest-only certificates; they will not be entitled to payments of principal.

(3) The Class 1-A5, 1-A9, 2-A2, 2-A3 and 2-A5 Certificates will have no principal amount; they will accrue interest on a notional amount, as described in the prospectus supplement.

(4) The Class 1-AP and 2-AP Certificates will be principal-only certificates; they will not be entitled to payments of interest.

(5) The Class 2-A1, 2-A2, B1, B2 and B3 Certificates will accrue interest based on adjustable or variable interest rates, as described in the prospectus supplement.